Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of the 17th day of September, 2014 (“Agreement Date”), by and between OXYSURE SYSTEMS, INC., a corporation duly organized and existing pursuant to the laws of the state of Delaware, (the hereinafter referred to as "OSI" or the “Company”), and Clark Hood (hereinafter referred to as the "Executive"). The Agreement shall go into effect on October 1, 2014 (“Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires to have the benefit of the Executive's efforts and services;

WHEREAS, the Company recognizes that circumstances may arise which may cause uncertainty of continued employment of the Executive without regard to the Executive's competence or past contributions;

WHEREAS, such uncertainties may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders;

WHEREAS, the Executive will be in a better position to consider the best interests of the Company if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which may result from situations now unknown, and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.	DEFINITIONS. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a) "Accrued Benefits" shall mean the amount payable not later than fifteen (15) days following an applicable Termination Date and which shall be equal to the sum of the following amounts:

(i) All salary earned or accrued through the Termination Date;

(ii) Reimbursement for any and all moneys advanced in connection with the Executive's employment for pre-approved, reasonable and necessary expenses incurred by the Executive through the Termination Date;

(iii) Any and all other cash benefits previously earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plans then in effect;

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(iv) The full amount of any stated bonus payable to the Executive with respect to the year in which termination occurs provided that the events necessary to have earned said bonus have been achieved; and

(v) All other payments and benefits to which the Executive may be entitled under the terms of any benefit plan of the Company.

(b) "Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(c) "Affiliate" shall have the same meaning as given to that term in Rule 12b-2 of Regulation 12B promulgated under the Act.

(d) "Base Period Income" shall be an amount equal to the Executive's annualized compensation calculated pursuant to section 6 herein for the initial term of this agreement.

(e) "Board" shall mean the Board of Directors of the Company.

(f) "Cause" shall mean any of the following:

(i) The engaging by the Executive in fraudulent conduct, whether civil, criminal, administrative or investigative, which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business;

(ii) Conviction of a felony, as evidenced by a court of competent jurisdiction, which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business;

(iii) Neglect or refusal by the Executive to perform the Executive's duties or responsibilities; or

(iv) A violation by the Executive of any Company Policies.

Notwithstanding the foregoing, Cause shall not exist under Sections 1(f) (iii) and (iv) herein unless the Company furnishes written notice to the Executive of the specific offending conduct and the Executive fails to correct such offending conduct within the fifteen (15) day period commencing on the receipt of such notice.

(g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Company Policies” means any written policy or procedure provided by the Company to Executive that applies generally to employees or representatives of the Company or to a group of similarly situated employees or representatives of the Company, including, but not limited to, any policy contained in the Company’s employee handbook and any policies or procedures attached hereto as an exhibit, in each as such written policy or procedure may be amended, superseded or replaced from time to time.

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(i) “Consolidated Group” means and includes the Company, all of OSI’s current or future subsidiaries and any other corporations or divisions thereof, which are hereafter acquired by or consolidated with the OSI and which collectively carry on the business of OSI, the Company or any part thereof.

(j) "Notice of Termination" shall mean the notice described in Section 10 herein.

(k) "Person" shall mean any individual, partnership, joint venture, association, trust, corporation or other entity, other than an employee benefit plan of the Company or an entity organized, appointed or established pursuant to the terms of any such benefit plan.

(l) "Termination Date" shall mean, except as otherwise provided in Section 10 herein,

(i) The Executive's date of death;

(ii) Sixty (60) days after the delivery of the Notice of Termination if the Executive's employment is terminated by the Executive voluntarily;

(iii) Fourteen (14) days after the delivery of the Notice of Termination if the Executive's employment is terminated by the Company for any reason other than Cause; and

(iv) Immediately upon the delivery of the Notice of Termination if the Executive’s employment is terminated by the Company pursuant to clause (i) or (ii) of the definition of “Cause;” and

(v) Immediately upon delivery of the Notice of Termination if the Executive’s employment is terminated by the Company pursuant to clause (iii) or (iv) of the definition of “Cause” unless Executive remedies such conduct or breach to the satisfaction of the Board of Directors within such 15-day period.

2.	EMPLOYMENT.

The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

3.	TERM.

The employment of the Executive by the Company pursuant to the provisions of this Agreement shall commence on the date of this Agreement (the “Effective Date”) and end on September 30, 2019, unless sooner terminated as hereinafter provided.

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4.	POSITIONS AND DUTIES.

The Executive shall hold the position of Vice President of Sales, Resuscitation of the Company and shall perform such duties as outlined in the attached Exhibit B hereto, as amended from time to time. The Executive shall perform such other duties as CEO or the Board shall direct and shall serve in such additional capacities as set forth in Section 7 herein. The Executive shall devote substantially all of the Executive's working time and efforts to the business and affairs of the Company. The Executive will abide by all Company Policies applicable to the Executive, as in effect from time to time and as provided to Executive, including, but not limited to, the Company Policies set forth in Exhibit C hereto, and will faithfully and to the best of Executive’s ability, experience and talents perform all of the duties that may be required of and from Executive pursuant to the terms hereof, consistent with Executive’s position and consistent with the Company Policies. The Executive hereby acknowledges and agrees that (i) the Company may amend, modify, waive, supersede or replace any Company Policy which shall be effective as to the Executive upon delivery in written form to the Executive and (ii) the Executive’s failure to abide by any Company Policy or his breach of any Company Policy shall constitute a breach of this Agreement and may result in termination of the Executive for Cause.

5.	PLACE OF PERFORMANCE.

In connection with the Executive's employment by the Company, the Executive shall be based at the Company’s principal place of business in North Dallas, Texas, except for where travel is required, or where otherwise required by the operations of the Company.

6.	COMPENSATION AND RELATED MATTERS.

(a) Commencing on the Effective Date hereof, and during the term of this Agreement, the Company shall compensate the Executive in accordance with Exhibit A hereto. The Company will also issue to the Executive options as to the Common Stock of the Company as outlined in Exhibit A hereto. In addition, the Executive shall be entitled to participate in any annual bonus programs established by the Company for senior executives, to the extent specified in Exhibit A.

(b) During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all pre-approved, reasonable expenses incurred by the Executive in performing services hereunder, including all business travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently established by the Company and OSI or as may be changed from time to time.

(c) The Executive shall also be entitled to all other benefits provided by the Company to its general employees.

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7.	OFFICES.

The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a member of the Board of Directors of the Company, or any subsidiary; provided, however, that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided in the Company's bylaws, or otherwise.

8.	TERMINATION FOR CAUSE.

If the Executive's employment with the Company is terminated by the Company for Cause, subject to the procedures set forth in Section 10 herein, the Executive shall be entitled to receive the Executive's Accrued Benefits as of the Termination Date. The Executive shall not be entitled to the receipt of any Termination Payment. Executive hereby acknowledges and agrees that upon Termination of his employment, for any reason, whether with or without Cause, either by Executive or by the Company, Executive will forfeit all unvested stock options, without any claims against the Company.

9.	VOLUNTARY TERMINATION BY EXECUTIVE.

Provided that the Executive furnishes sixty (60) days prior written notice to the Company, the Executive shall have the right to voluntarily terminate this Agreement at any time. The Executive shall receive the Executive's Accrued Benefits as of the Termination Date and shall not be entitled to any Termination Payment.

10.	TERMINATION NOTICE AND PROCEDURE.

(a) Any termination by the Company or the Executive of the Executive's employment during the Employment Period shall be communicated by written Notice of Termination to the Executive, if such Notice of Termination is delivered by the Company, and to the Company, of such Notice of Termination is delivered by the Executive, all in accordance with the following procedures:

The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

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11.	NONDISCLOSURE OF PROPRIETARY INFORMATION.

(a) For the purposes of this Paragraph 11, including all subparagraphs, “the Company” shall mean the Company and all other Persons included in the Consolidated Group. Recognizing that the Company is presently engaged, and may hereafter continue to be engaged, in the research and development of processes, the obtainment and sale of products or performance of services, which involve experimental and inventive work and that the success of its business depends upon the protection of the processes, products and services by patent, copyright or by secrecy and that the Executive has had, or during the course of his engagement may have, access to Proprietary Information, as hereinafter defined, of the Company or other information and data of a secret or proprietary nature of the Company which the Company wishes to keep confidential and the Executive has furnished, or during the course of his engagement may furnish, such information to the Company, the Executive agrees that (a) "Proprietary Information" shall mean any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature related to the business of the Company disclosed to the Executive or otherwise made known to him as a consequence of or through his engagement by the Company (including information originated by the Executive) in any technological area previously developed by the Company or developed, engaged in, or researched, by the Company during the term of the Executive's engagement, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers, unless such information is in the public domain to such an extent as to be readily available to competitors.

(b) The Executive acknowledges that the Company has exclusive property rights to all Proprietary Information and the Executive hereby assigns all rights he might otherwise possess in any Proprietary Information to the Company. Except as required in the performance of his duties to the Company or otherwise as required by law, the Executive will not at any time during or after the term of his engagement, which term shall include any time in which the Executive may be retained by the Company as a consultant, directly or indirectly use, communicate, disclose or disseminate any Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its products, customers, processes and services, including information relating to testing, research, development, manufacturing, marketing and selling.

(c) All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the Executive at any time or made available to him prior to or during the term of his engagement by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by him in trust solely for the benefit of the Company, and shall be delivered to the Company by him on the termination of his engagement or at any other time on the request of the Company.

(d) The Executive will not assert any rights under any inventions, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him prior to his being engaged by the Company or during the term of his engagement if based on or otherwise related to Proprietary Information.

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12.	ASSIGNMENT OF INVENTIONS.

(a) For purposes of this Paragraph 12, the term "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, methods, formulae, and techniques, as well as improvements thereof or know-how related thereto, concerning any past, present or prospective activities of the Company which the Executive makes, discovers or conceives (whether or not during the hours of his engagement or with the use of the Company's facilities, materials or personnel), either solely or jointly with others during his engagement by the Company or any affiliate and, if based on or related to Proprietary Information, at any time after termination of such engagement. All inventions shall be the sole property of the Company, and Executive agrees to perform the provisions of this paragraph 12 with respect thereto without the payment by the Company of any royalty or any consideration therefor other than the regular compensation paid to the Executive in the capacity of an employee or consultants;

(b) The Executive shall maintain written notebooks in which he shall set forth, on a current basis, information as to all Inventions, describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on the Company's behalf. The written notebooks shall at all times be the property of the Company and shall be surrendered to the Company upon termination of his engagement or, upon request of the Company, at any time prior thereto.

(c) The Executive shall apply, at the Company's request and expense, for United States and foreign letters patent or copyrights either in the Executive's name or otherwise as the Company shall desire.

(d) The Executive hereby assigns to the Company all of his rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

(e) The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company, but at its expense, such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Executive's inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in the Company or its nominee. The Executive acknowledges and agrees that any copyright developed or conceived of by the Executive during the term of Executive's employment which is related to the business of the Company shall be a "work for hire" under the copyright law of the United States and other applicable jurisdictions.

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(f) The Executive represents that his performance of all the terms of this Agreement and as an employee of or consultant to the Company does not and will not breach any trust prior to his employment by the Company. The Executive agrees not to enter into any agreement either written or oral in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless he has obtained written authorization from the former employer for their possession and use, a copy of which has been provided to the Company.

(g) No provisions of this Paragraph shall be deemed to limit the restrictions applicable to the Executive under Paragraph 11.

13.	SHOP RIGHTS.

The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know how related thereto, which are not within the scope of Inventions as defined in Paragraph 12 but which are conceived or made by the Executive during the period he is engaged by the Company or with the use or assistance of the Company's facilities, materials or personnel.

14.	NON-COMPETE AND NON-SOLICITATION.

The Executive hereby agrees that during the term of this Agreement and for twelve months (12) months following a termination for any reason, unless otherwise specified in this agreement, Executive shall not:

(a) Within any jurisdiction or marketing area in the United States in which the Company or any subsidiary thereof is doing business, own, control, manage, invest in, loan money to, operate, provide service to or represent any business that (i) is in competition with the Company or any subsidiary thereof, (ii) competes with the Company for client accounts or customer accounts that Executive solicited or serviced while employed by the Company or became aware of while employed by the Company or (iii) produces, promotes, markets, sells or develops products, services or processes (including products, services and processes sold by the Company, under research or expressly contemplated by OSI’s business plan) similar to those offered by the Company while Executive was employed by the Company; or

(b) Within any jurisdiction or marketing area in the United States in which the Consolidated Group or any member thereof is doing business or has done business within the prior one year period, directly or indirectly, act as or become employed as, an officer, director, employee, consultant or agent of any Competitive Business; or

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(c) Contact, call upon or solicit the business of any customer or client of the Consolidated Group or any Person that was a customer or client of the Consolidated Group within two years prior to the date of termination; or

(d) Contact, call upon or solicit any prospective client or prospective customer of the Consolidated Group (other than on behalf of the Consolidated Group) of whom Executive became aware or was introduced to in the course of his duties for OSI, or otherwise divert or take away from the Consolidated Group the business of any prospective client or prospective customer of the Consolidated Group whose business is a corporate opportunity of the Consolidated Group; or

(e) Solicit, induce, hire, engage, or attempt to hire or engage any employee or contractor of the Consolidated Group, or in any other way interfere with the Consolidated Group’s contractual or employment relations with any of its employees or contractors, nor will Executive hire or engage or attempt to hire or engage any individual who was an employee or contractor of the Consolidated Group at any time during the one year period immediately prior to the termination of Executive’s employment with the Company.

Any Person or business that satisfies any of the criteria set forth in any of clauses (i) through (iii) of Section 14(a) above shall herein be referred to as a “Competitive Business” for purposes of this Agreement. For purposes of this Section 14, ownership by the Executive of securities not in excess of five percent (5%) of any class of securities of a public company shall not be considered to be competition with OSI, or any other Person that is a part of the Consolidated Group.

Restrictions Reasonable. Executive represents and agrees that the provisions hereof are reasonable in order to protect the business and proprietary interests of the Consolidated Group both as to the duration of time and any geographic limitation therein provided, based on the present business, plans and prospects of the Consolidated Group and the confidential and proprietary information to which the Executive has had and will have access, and that compliance with the provisions hereof will not be unduly burdensome on him. The Executive represents that prior to executing and delivering this Agreement, that he has reviewed the provisions of this Agreement and been afforded any opportunity to consult with legal counsel of his choosing.

15.	REMEDIES AND INJUNCTIVE RELIEF

The Executive hereby acknowledges and agrees that a breach or threatened breach by him or the non-performance of certain of the covenants or promises contained herein by him may cause serious and irreparable harm to the Consolidated Group and that any remedy at law, including any award of money damages, may be inadequate. Accordingly, Executive agrees and accepts that a threatened breach, a breach or a violation of the provisions of this agreement by him shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of the provisions of this agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may be entitled. The Executive specifically acknowledges that the requirement of the Consolidated Group or any member thereof to post a bond for the issuance of a temporary restraining order or temporary injunction should be waived.

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16.	ATTORNEY’S FEES.

In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest thereon from the date of demand at the rate of twelve percent (12%) per annum.

17.	SUCCESSORS.

This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. In the event of the Executive's death, all amounts payable to the Executive under this Agreement shall be paid to the Executive's surviving spouse, or the Executive's estate if the Executive dies without a surviving spouse. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company shall be transferred whether by merger, consolidation, transfer or sale.

18.	ENFORCEMENT.

The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

19.	AMENDMENT.

This Agreement may be amended, superseded, renewed or extended, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

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20.	SEVERABILITY.

The provisions of paragraphs 11, 12, 13 and 14 shall survive termination of this Agreement.

21.	ENTIRE AGREEMENT.

This Agreement, together with the Exhibits hereto, sets forth the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Executive acknowledges and understands the terms and conditions set forth in this Agreement and has had adequate time to consider whether to agree to them and to consult a lawyer, if Executive wishes to do so.

22.	GOVERNING LAW AND CONSENT TO JURISDICTION.

This Agreement and the Executive's and Company's respective rights and obligations hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state). The Company and Executive (i) hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas located in Collin County and the United States District Court for the Northern District of Texas, for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof or any of the transactions contemplated hereby brought by Executive or the Company or our respective, heirs, estates, successors or assigns, (ii) hereby irrevocably agree that all claims in respect of such suits, actions or proceedings may be heard and determined in such Texas State court or, to the fullest extent permitted by law, in the United States District Court for the Northern District of Texas and (iii) to the extent permitted by applicable law, hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter thereof may not be enforced in or by such court. A final judgment obtained in respect of any action, suit or proceeding referred to in this Section 22 shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any manner as provided by applicable law. IN ANY LITIGATION RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, EXECUTIVE HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY.

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23.	NOTICE.

Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by overnight air courier or facsimile transmission or, if mailed, two days after the date of deposit in the United States mails, as follows:

For OSI

Mr. Julian Ross

Oxysure Systems, Inc.

10880 John W. Elliott Drive

Suite 600

Frisco, TX 75033

For Executive

Clark Hood

1551 Stillhouse Hollow Dr.

Prosper, TX 75078

Any party may be given notice in accordance with this Section to the other parties designate another address or person for receipt of notices by such party hereunder.

23.	Binding Effect: No Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement and any rights hereunder are not assignable except by operation of law or by OSI to any of its subsidiaries or affiliates. Any other purported assignment shall be null and void.

24.	Variations in Pronouns.

Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include the singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

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25.	OPPORTUNITY TO CONSULT WITH Counsel.

Each party acknowledges that it has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, that any such respective attorneys were of its own choosing, that each authorized representative has read this Agreement and that he understands its meaning and legal consequences to each party. The Parties warrant and represent that they have had sufficient time to consider whether to enter into this Agreement and that they are relying solely on their own judgment and the advice of their own counsel in deciding to execute this Agreement. The Parties warrant and represent that they have read this Agreement in its entirety. If any or all Parties have chosen not to seek alternative counsel, said party or parties hereby acknowledge that he or they refrained from seeking alternative counsel entirely of his or their own volition and with full knowledge of the consequences of such a decision.

26.	Presumption Against Scrivener.

Each party waives the presumption that this Agreement is presumed to be in favor of the party which did not prepare it, in case of a dispute as to interpretation.

27.	Capacity.

Each party represents and warrants that he has the authority to enter into this Agreement either on his own behalf or in an official capacity on behalf of a corporate party.

28.	Other Instruments.

The Parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the business obligations and duties created by this Agreement.

29.	NO WAIVER.

No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

30.	HEADINGS.

The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms and shall not affect the interpretation of this Agreement.

31.	COUNTERPARTS.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, on the date and year first above written.

OXYSURE SYSTEMS, INC.
/s/ Julian T. Ross
By:	Mr. Julian Ross
Its:	Chairman & CEO

EXECUTIVE
/s/ Clark Hood
Clark Hood

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Exhibit A

To the Employment Agreement by and between OxySure Systems, Inc. and

Clark Hood

Dated September 17, 2014

(1)	Base cash salary: $200,000 per annum, paid twice monthly (NonDiscretionary)

(2)	Base Stock Options (NonDiscretionary): Five issuances; the first issuance upon Effective Date; the next four issuances at the beginning of each successive anniversary subsequent to Effective Date
a.	Year1 Issuance: Options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the Effective Date
b.	Year2 Issuance: Options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the date that is 12 months subsequent to the Effective Date
c.	Year3 Issuance: Options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the to the date that is 24 months subsequent to the Effective Date
d.	Year4 Issuance: Options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the to the date that is 36 months subsequent to the Effective Date
e.	Year5 Issuance: Options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the to the date that is 48 months subsequent to the Effective Date

All unvested Base Stock Options shall be accelerated upon a change of control event. For the purpose of this provision a dilution via a financing or an acquisition by the Company causing a dilution such that a change of control occurs, does not qualify.

(3)	Cash Override Commission, paid quarterly in arrears (NonDiscretionary):
a.	During the First 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash override commission on all sales through the Resuscitation Division (“Resuscitation Sales”), of up to 1.5% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%
b.	During the Second 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash override commission on all sales through the Resuscitation Division (“Resuscitation Sales”), of up to 1.0% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%
c.	During the Third 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash override commission on all sales through the Resuscitation Division (“Resuscitation Sales”), of up to 0.7% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%

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d.	During the Fourth 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash override commission on all sales through the Resuscitation Division (“Resuscitation Sales”), of up to 0.5% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%
e.	During the Fifth 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash override commission on all sales through the Resuscitation Division (“Resuscitation Sales”), of up to 0.35% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%

*Weighting can be changed at the Board’s sole discretion, to align with corporate objectives from time to time. All accounting based on GAAP accounting.

(4)	Cash Bonus, paid quarterly (Discretionary):
a.	During the First 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash bonus of up to 1.5% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%
b.	During the Second 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash bonus of up to 1.0% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%
c.	During the Third 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash bonus of up to 0.7% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%
d.	During the Fourth 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash bonus of up to 0.5% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%
e.	During the Fifth 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a cash bonus of up to 0.35% of Resuscitation Sales, calculated on a weighted* basis as follows: Sales Dollars 50%; Gross Margin 25%; Quarterly Sales Growth 25%

*Weighting can be changed at the Board’s sole discretion, to align with corporate objectives from time to time. All accounting based on GAAP accounting

Employment Contract - Page 16

(5)	Stock option performance bonus (Discretionary):
a.	During the First 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a one-time performance bonus in stock options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the date that is 12 months subsequent to the Effective Date.
b.	During the Second 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a one-time performance bonus in stock options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the date that is 24 months subsequent to the Effective Date.
c.	During the Third 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a one-time performance bonus in stock options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the date that is 36 months subsequent to the Effective Date.
d.	During the Fourth 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a one-time performance bonus in stock options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the date that is 48 months subsequent to the Effective Date.
e.	During the Fifth 12 Months: Subject to the attainment of the stated Performance Targets (Sales, Gross Margin, Growth Rate, on a quarterly basis), a one-time performance bonus in stock options as to 50,000 shares of common stock; exercise price will be 20% above the average of the three closing prices in the 3 trading days prior to the date that is 60 months subsequent to the Effective Date.

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Performance Targets, Organic Only

								Weighting				Non- Discretionary	Discretionary
				Sales	Gross Margin%	Gross Profit	Sales Growth%	Dollars* 50%	Margin 25%	Growth (QOQ) 25%	Quarterly Total Override Commission	Annual Total Override Commission	Annual Total Override Bonus	Override Percentage
	1	Q		$750,000	55%	$412,500	na	$8,438	$2,813	$—	$11,250			1.50%
1st 12	2	Q		$1,000,000	55%	$550,000	na	$11,250	$3,750	$—	$15,000			1.50%
Months	3	Q	$6,050,000	$2,000,000	55%	$1,100,000	na	$22,500	$7,500	$—	$30,000			1.50%
	4	Q		$2,300,000	55%	$1,265,000	15.0%	$17,250	$8,625	$8,625	$34,500	$45,375	$45,375	1.50%
	1	Q		$2,645,000	55%	$1,454,750	15.0%	$13,225	$6,613	$6,613	$26,450			1.00%
2nd 12	2	Q		$3,041,750	55%	$1,672,963	15.0%	$15,209	$7,604	$7,604	$30,418			1.00%
Months	3	Q	$13,207,477	$3,498,013	55%	$1,923,907	15.0%	$17,490	$8,745	$8,745	$34,980			1.00%
	4	Q		$4,022,714	55%	$2,212,493	15.0%	$20,114	$10,057	$10,057	$40,227	$66,037	$66,037	1.00%
	1	Q		$4,626,122	55%	$2,544,367	15.0%	$16,191	$8,096	$8,096	$32,383			0.70%
3rd 12	2	Q		$5,320,040	55%	$2,926,022	15.0%	$18,620	$9,310	$9,310	$37,240			0.70%
Months	3	Q	$23,099,960	$6,118,046	55%	$3,364,925	15.0%	$21,413	$10,707	$10,707	$42,826			0.70%
	4	Q		$7,035,753	55%	$3,869,664	15.0%	$24,625	$12,313	$12,313	$49,250	$80,850	$80,850	0.70%
	1	Q		$8,091,115	55%	$4,450,114	15.0%	$20,228	$10,114	$10,114	$40,456			0.50%
4th 12	2	Q		$9,304,783	55%	$5,117,631	15.0%	$23,262	$11,631	$11,631	$46,524			0.50%
Months	3	Q	$40,401,974	$10,700,500	55%	$5,885,275	15.0%	$26,751	$13,376	$13,376	$53,503			0.50%
	4	Q		$12,305,575	55%	$6,768,066	15.0%	$30,764	$15,382	$15,382	$61,528	$101,005	$101,005	0.50%
	1	Q		$14,151,412	55%	$7,783,276	15.0%	$24,765	$12,382	$12,382	$49,530			0.35%
5th 12	2	Q		$16,274,123	55%	$8,950,768	15.0%	$28,480	$14,240	$14,240	$56,959			0.35%
Months	3	Q	$70,663,305	$18,715,242	55%	10,293,383	15.0%	$32,752	$16,376	$16,376	$65,503			0.35%
	4	Q		$21,522,528	55%	11,837,390	15.0%	$37,664	$18,832	$18,832	$75,329	$123,661	$123,661	0.35%

* Except in 1Q, 2Q, and 3Q of the 1st 12 months when dollars is 75%.

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(6)	Acceleration of Base Options if terminated by an acquirer upon a change of control event.

(7)	Employee Benefits:

●	Car Allowance: $600 per month plus gas expended for Company business, but to commence only on the month after the the first to occur of (1) The Company closes at least $2 million in equity financing; or (2) The Company reaches $1 million in quarterly sales through the Resuscitation Division.
●	Medical Insurance: None at this time. Participation is guaranteed if the Company re-establishes a medical insurance program, which is expected to occur during 2015.
●	Vacation: 14 days per annum. Timing is flexible based on discussion and by agreement from time to time.
●	Travel: All pre-approved travel expenses reasonably incurred are reimbursed

(8)	Discretionary meaning at the Board's sole discretion.

(9)	Performance Targets include only sales through or by the resuscitation division, worldwide. That means, all sales people reporting to Executive, and all distributors reporting to Executive, worldwide.

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Exhibit B

Initial List of Objectives and Responsibilities

(subject to change)

Dated _________

Initial Duties & Responsibilities (partial list, not necessarily exhaustive)

●	The primary goal is to develop, grow, and sustain a healthy robust revenue stream for the Company. This will require and include (but will not be limited to), building out the direct sales teams, developing the distributor channel organization worldwide and making them effective, and achieving the Company’s sales and corporate objectives year over year.
●	Provide a high value return for the Company and its shareholders.
●	Pursue activities for and on behalf of the Company that may be multi-functional and varied, and may include involvement in all business development activities, including fundraising, product development, and market development. Other duties and responsibilities may evolve over time.
●	Report to the President and CEO

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Exhibit C

To All Employees:

The nature and scope of the Company's operations place a significant trust in individual employees. Since its founding, the Company has always operated with the highest ethical standards. The Company rewards the contribution of its employees by providing challenging employment, pleasant working facilities, and a commitment to long term job security.

The importance of ethical conduct to the success of the Company is further emphasized in our policies and procedures, which commits the Company and all its employees to operate with the highest moral, ethical, and legal standards. These guidelines apply in principle to all areas of the Company's business, both domestic and international. Specific guidelines based on these principles may be required for certain international operations.

As an employee of the Company, you are expected to study the Business Conduct Guidelines, and to pledge your personal commitment and compliance. You will be asked to certify your compliance with the program. All employees have an obligation to maintain exemplary business conduct.

I am confident that Company employees will abide by the ethical standards that are vital to the continued success of the Company and its employees. All of us are on a team. We must be able to depend on our teammates to support these standards for the mutual benefit of all of us.

Julian Ross
Chairman, President and CEO

► Introduction

► Be honest and fair in all business dealings

► Avoid conflicts of interest in any form

► Make sure that all entries in the books and records of the Company are complete and accurate

► Complete, accurate and timely disclosure

► Government contracting guidelines

► Use of Company funds or resources, directly or indirectly, for political purposes is prohibited

► Do not use the Company name, assets, or information improperly or for personal gain

► Insider trading

► No promoting, using, or selling of illegal drugs

► Exercise good judgment in the use of alcohol

► Appropriate workplace behavior

► International business conduct guidelines

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Introduction

The Business Conduct Guidelines set forth the Company's expectations of legally and ethically correct conduct required of all employees, officers and members of the Company's Board of Directors (collectively “employees”) in a variety of identified business situations.

The Business Conduct Guidelines do not and cannot cover every situation in which you will be faced with ethical questions. Questions will arise concerning interpretation, intent, and application. All such questions should be discussed with your supervisor, who will consult with higher authority, whenever appropriate.

The term “Company” in this publication includes subsidiaries and the business units within and outside the U.S., except where noted.

In performing their duties for the Company, all employees must comply with all applicable laws, rules, and regulations and must avoid situations that could result in the appearance of wrongdoing or impropriety under these guidelines. Employees are encouraged to talk to supervisors or senior management about observed or suspected illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation.

Unless authorized by the employee or required by law, the identity of the employee reporting a violation, a concern, or a complaint will not be disclosed. The Company will not allow retaliation of any kind for reports made in good faith.

If you have any questions or concerns regarding potential violations of applicable laws, rules, and regulations or of these guidelines, you should immediately contact senior management, the Chief Executive Officer, or the Company’s Board of Directors.

If you believe that your immediate supervisor may be engaging in objectionable conduct, you should report your concerns through senior management, the Chief Executive Officer, or a member of the Board of Directors.

If any employee of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Board of Directors by mail at the following address:

Board of Directors
OxySure Systems, Inc.
10880 John W. Elliott Drive #600

Frisco, Texas 75033

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All complaints regarding questionable accounting or auditing matters will be investigated by the Board of Directors.

Business Conduct Guideline 1:

► Be honest and fair in all business dealings

As a Company employee you are expected to be honest and fair in dealings with fellow employees, the Company, suppliers, customers, competitors, and other members of the business community. At some time or another, you may have the opportunity to profit, at the expense of the Company, fellow employees or others, by dishonesty. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, or any other intentional unfair-dealing practice. Such behavior could take the form of filing a false expense statement; accepting a bribe or kickback from a supplier; copying computer software; lying to a supervisor or customer concerning business facts; taking merchandise, supplies, or money; or other similar misdeeds.

The Company would like to see each of you enjoy a long-term, productive employment relationship with it, but will not hesitate to discipline, discharge and/or prosecute in court, as appropriate, anyone who knowingly violates the rule of basic honesty and fairness, even if not covered specifically by the Business Conduct Guidelines.

Business Conduct Guideline 2:

► Avoid conflicts of interest in any form

General guidelines regarding conflicts of interest:

A conflict of interest is divided loyalty between the interests of the Company and the personal interests of the employee. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest can also arise when an employee, or a member of the employee's family, receives improper personal benefits as a result of a Company position whether received from the Company or a third party. You must act honestly and ethically and not allow personal considerations or relationships, either actual or potential, to influence you in any way when representing the Company in dealings with other persons or organizations.

Each of you has the obligation to avoid not only situations that give rise to a conflict of interest, but also those situations that create the appearance of a conflict of interest.

You may encounter potential conflicts of interest in a variety of situations. Some of the more likely areas are:

1.	Relationships with customers or suppliers, especially relating to entertainment situations or gifts.
2.	Financial or other dealings, including loans or guarantees, with outside organizations that do business with our Company.
3.	Outside employment with any competitor, customer, or supplier of the Company, or any other outside employment arrangements that could jeopardize your independence or adversely affect your interests or productivity.
4.	Transactions not in the ordinary course of business involving a member of the Company's Board of Directors that have not been appropriately approved by the Board and disclosed to the public.

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You should reexamine your investments, relationships, and activities periodically to avoid becoming involved in a conflict of interest. If you are in doubt concerning the propriety of any activity, you are obliged to review the situation with your supervisor. You are required to tell us immediately about any conflicts of interest or potential conflicts of interest between your personal and your business relationships.

The Company reserves the right to determine whether certain activities constitute a conflict of interest. If, after such determination and appropriate discussion, you persist in engaging in such activities, discharge may result.

Outside relationships, activities, employment, and directorships:

All employees share a responsibility for the Company’s good public relations, especially at the community level. Their readiness to help with religious, charitable, educational, and civic activities brings credit to the Company and is encouraged. However, employees must avoid acquiring any business interest or participating in any other activity outside the Company that would, or would appear to either create an excessive demand upon their time and attention, thus depriving the Company of their best efforts on the job or create a conflict of interest - an obligation, interest, or distraction - that may interfere with the independent exercise of judgment in the Company’s best interest.

In general, it is a conflict of interest for an employee or officer to have a significant interest, financial or otherwise, with a supplier, vendor, competitor or customer. Direct or indirect business connections with our customers or competitors should be avoided, except as required on behalf of the Company or pre-authorized in writing by the Company.

Employees have a right to privacy outside the work environment; however employees should be cautious of behaving in any manner that could jeopardize the public’s trust in the Company, particularly if the employee is wearing a badge, clothing, or accessories with the Company’s logo.

Business Conduct Guideline 3:

► Make sure that all entries in the books and records of the Company are complete and accurate

All entries made in the Company's books, records, and accounts must properly and fairly reflect the transactions being recorded, to the best knowledge, information, and belief of the employees making the entries.

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All employees create and use company records, both on paper and electronically, e.g., transactions with customers and suppliers, employee data, pricing and payment of third party service providers. When you create Company records you are required to do so correctly, and honestly. Our policy expressly forbids the improper handling of our funds and assets. All funds and assets of the Company must be disclosed and recorded properly; no undisclosed or unrecorded fund or asset of the Company is to be established for any purpose.

If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, you are encouraged to submit those concerns and complaints to the Board of Directors.

Business Conduct Guideline 4:

► Complete, accurate and timely disclosure

The Company's filings with the Securities and Exchange Commission must be full, fair, accurate, timely, and understandable. Depending on their position with the Company, employees may be called upon to provide necessary information to assure that the Company's securities filings and other public communications meet these standards. The Company expects employees to take this responsibility very seriously and to promptly provide current, accurate and complete answers to inquiries related to the Company's public disclosure requirements.

Business Conduct Guideline 5:

► Government contracting guidelines

The Company values its federal, state and local government customers. Doing business with the government is a public trust and involves a variety of procurement and ethics laws and regulations.

The Company will conduct business with its government customers in strict compliance with these rules and in a manner that avoids even the appearance of any conflict of interest. You are expected to know and follow the procurement and ethics laws and regulations as they may impact the Company's customers, both government and commercial. Any questions or concerns should be raised with the Company’s Chief Executive Officer.

Business Conduct Guideline 6:

► Use of Company funds or resources, directly or indirectly, for political purposes is prohibited

Personal Political Activities

In support of the democratic process, we encourage you to participate in political activities, provided that such activities are kept separate from your work. If you are engaged in political activity of any kind, you must be careful not to use the Company name or resources, and ensure that such activities do not adversely affect any business relationships. In addition, you should exercise discretion in discussing political subjects with business contacts. If you have any questions about your participation in political activities, you are obliged to discuss the situation with senior management or the Company’s Chief Executive Officer.

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Prohibition Against Company Political Contributions

Company funds or assets shall not be used for making political contributions of any kind, whether in the United States or in a foreign country. This prohibition covers not only direct contributions, but indirect support of candidates or political parties; e.g., the purchase of tickets for special dinners or other fund-raising events, the loan of employees to political parties or committees, and the furnishing of transportation or duplicating services. In exceptional situations, based on the Company's need and only with the prior approval of the Chief Executive Officer, political activity may be permitted relative to matters that are:

1.	Clearly lawful, and
2.	Determined to be closely related to the interests of the Company, its employees, or its shareholders.

Business Conduct Guideline 7:

► Do not use the Company name, assets, or information improperly or for personal gain

Corporate Opportunities

Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for personal gain and no employee shall compete with the Company directly or indirectly.

General

The Company name, assets, and information belong to the Company and not to individual employees, regardless of position in the Company.

Use of Company Name

Employees may not use the Company name in connection with personal activities, except as part of biographical summaries of work experience. If you intend to speak to the media, participate in meetings or publish materials where your involvement is primarily that of a Company representative so that you are perceived as acting on behalf of the Company or as expressing Company views, advance approval of the Chief Executive Officer is required. In addition, the actual content of any speech, presentation material, paper, or article to be published must be reviewed by the Chief Executive Officer, prior to presentation or publication.

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Social Media

Employees are expected to exercise good judgment in general as it relates to your use of social media outlets (e.g. Facebook, Twitter, YouTube, blogs, etc.). All existing Company policies apply to an employee’s use of social media just as they do in the workplace. An employee’s online communications should adhere to the following standards:

1.	Clearly indicate you are speaking for yourself and not on behalf of the Company. Where appropriate, add the disclaimer “the views expressed here are my own and do not necessarily reflect the views of my employer” to your profile.
2.	Where communications are inconsistent with Company values or would reflect negatively on the Company brand, remove any identifiers such as work e-mail addresses that identify you as an employee of the Company.
3.	Use your personal e-mail address for all personal communications.
4.	During work hours and while performing work duties, refrain from excessive use of social networking sites, the internet, and other non-work related activities.

Only those designated by the Company to speak on behalf of the Company in social media outlets as part of their jobs may do so. All other employees must remember to never share specific business performance information, information on business initiatives or other confidential data, or comment on anything that may be discussed about the brand in the press via social media or any other media outlet. This policy is not intended to interfere with an employee’s rights under the National Labor Relations Act.

Use of Company Assets

Employees must regard the protection of Company assets (both physical and intangible) and services as a vital responsibility. Company assets include Company manuals, samples, forms, plans, customer lists, information and files, goodwill, databases, software, hardware, and all other data, documents, writings, copies, and information in any format used or relied upon in your employment. These materials and property are proprietary to the Company and must be protected and used appropriately.

Theft, carelessness, loss, and waste have a direct impact on the Company's profitability.

All Company assets should be used for legitimate business purposes. They must not be used for personal benefit or any other improper purpose. They must not be sold, lent, given away, or otherwise disposed of, regardless of condition or value, except with proper authorization. They must be returned upon request or upon termination of employment. Personal use of Company equipment and systems must be reasonable.

While employed at the Company and for a year thereafter, employees shall not employ or attempt to employ any current Company employee about whom they had knowledge during their employment.

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Confidentiality and Use of Company Information

Employees shall maintain the confidentiality of information entrusted to them by the Company or by its customers, except when disclosure is authorized or legally mandated. Employees understand and agree that the Company will provide unique and specialized training and confidential information concerning the Company's services, processes, techniques, and equipment, which were developed at considerable effort and expense to the Company and for the Company's sole and exclusive use, and which if used by our competitors would give them an unfair business advantage. Confidential information includes all non-public information that, if disclosed, might be of use to competitors, or harmful to the Company or its customers. In today's technology environment, information is a vital competitive advantage, which must be protected. This confidential and proprietary information includes, for example, pricing, Company manuals, customer and sales data (including the identity of the Company's customers, former customers and customer prospects), employee records, the special needs of the Company's customers and former customers, supplier information, confidential market information, pricing information and analyses, business projections, financial statements and information, special procedures and services of the Company and techniques, formulae and design plans, Company and employee manuals, contracts and fee arrangements, correspondence with customers and prospective customers, marketing strategies, reference materials, technical information, drawings, manufacturing processes, activity reports, other training and materials, and Intranet and Internet-related sites. Loss or improper disclosure of such information could do harm to the business and have a material effect on the Company's financial well being.

The loss or improper disclosure of confidential and proprietary information by one of us could affect all of us. Therefore, you are required to take reasonable precautions to protect the Company information you have been entrusted with. This includes not disclosing Company information on Internet chat rooms.

The Company has established a set of controls to help guide you to protect Company information and to help prevent unauthorized distribution of this information. Documents containing classified information are identified as: Company Limited, Company Confidential, Personal, Proprietary, Proprietary & Confidential, or Privileged. You are required to use appropriate security measures to protect all Company information in any form.

Physical security and right to search

The Company endeavors to provide a secure business environment for the protection of our employees, products, valuable materials, equipment and proprietary systems and information. Materials, equipment and systems incorporated into the design of facilities and grounds will ensure adequate security in these areas. Security is the responsibility of all employees. Any breach of security should be reported immediately to your supervisor, the Chief Executive Officer or a member of the Board of Directors.

Accordingly, the Company does not allow the unauthorized removal of the Company’s assets or physical property from our premises, or sharing of our intellectual property in an unauthorized manner. To ensure proper protection of our employees and assets, the Company regulates the possession and movement of assets, subject to the limitations imposed by local and other applicable laws.

The Company reserves the right to conduct searches on its premises in order to provide a secure business environment. Employees should have no reasonable expectation of privacy while on the Company premises, in their workspace, and in their work tools. Areas subject to search include an employee’s workspace, desk, computer, file cabinet, locker or similar places where employees may place personal possessions, whether or not such places are locked. Such inspections or searches may also include, but are not limited to, computer files, CDs, DVDs, flash drives, voice mail, texts, hard drives, e-mail or other electronic mail; an employee’s vehicle when on the Company’s property; or items of personal property while on the Company’s property.

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Business Conduct Guideline 8:

► Insider trading

The federal securities laws make it illegal to trade or “tip” others to trade in Company stock or the stock of other companies if you have “material” non-public information from or about either OxySure or the other companies. This prohibition applies whether or not you are relying on the “inside” information. Insider trading is both unethical and illegal, and will be dealt with decisively.

A specific area of concern relates to non-public information about the Company, positive or negative, that could have an effect on the market price of the Company's stock. Examples are a pending acquisition, the expectation of substantially higher or lower earnings, a stock split, a major new product line, or a major new customer. As a matter of law, you are prohibited from buying or selling Company securities based on inside information.

You are similarly prohibited from buying or selling securities of other companies on the basis of confidential information acquired by reason of your relationship with the Company. Obvious situations include publicly held acquisition candidates, and publicly held candidates to become important suppliers of goods or services to the Company.

The same prohibitions apply to anyone to whom the inside information or other confidential information is communicated; e.g., a family member, business associate, friend, or neighbor. Violating any of these prohibitions is cause for dismissal and could result in criminal prosecution as well. In this connection, you also may not, other than pursuant to a Company-approved trading program under SEC Rule 10b5-1, buy or sell Company securities prior to the 10th business day after such information is released to the public. If you have any questions concerning your obligations in this regard, you should contact your supervisor, who will consult with the Corporate Secretary as appropriate.

Short sales of Company stock are inherently speculative. Company employees who engage in short sales of Company stock give the appearance of attempting to profit through inside information, even if no such attempt is involved. Accordingly, you are strictly prohibited from engaging in any short sales of Company stock.

Directors and certain officers are subject to additional requirements with respect to Company securities.

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Business Conduct Guideline 9:

► No promoting, using, or selling of illegal drugs

Improper use of narcotics and other controlled substances, commonly referred to as illegal drugs, has become a significant problem to businesses, employees, and society in general. Their sale, use, and abuse, when connected to the conduct of business and the work environment, can threaten the safety, morale, and public image of the Company and its employees. Because of our strong concerns in this area, we have established the following policy regarding illegal drugs:

1.	No person will be hired who is known to be a promoter, user, or seller of illegal drugs.
2.	Possession or use of illegal drugs on Company premises or during working hours, including break or meal periods, or working under the influence of illegal drugs, is strictly prohibited. Violation of this policy is cause for immediate disciplinary action, up to and including termination of employment.
3.	Employees who are found to be sellers or involved in the sale, solicitation, or dealing of illegal drugs will be subject to immediate termination of employment from the Company.

Business Conduct Guideline 10:

► Exercise good judgment in the use of alcohol

The Company discourages the use of alcoholic beverages during business hours, including lunch. The possession or use of alcoholic beverages on Company premises, except for authorized functions, is prohibited. Reporting to work or performing your job assignments under the influence of alcohol is cause for immediate disciplinary action, up to and including termination of employment.

Business Conduct Guideline 11:

► Appropriate workplace behavior

A pleasant place to work is important to the effectiveness of Company employees. The workplace must have an atmosphere free of discrimination, harassment, threats, and violence. Further, any behavior that results in creating hostile work environment for fellow employees is strictly prohibited.

Harassment

The Company strives to maintain a working environment free from ethnic, religious, racial, or sexual harassment. If any such inappropriate conduct occurs, whether in verbal, written, pictorial, or physical form, the affected employees should immediately notify their supervisor or senior management. All complaints of harassment will be promptly investigated, and treated with appropriate confidentiality.

Threats and Violence

The Company is committed to providing a workplace that is safe, secure, and free from threats of harm, intimidation, or violence. If you feel threatened or unsafe, or are aware of a potentially threatening or unsafe situation, you should notify your supervisor or senior management.

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If you observe harassment or threatening behavior, you are to report it immediately. If supervisors or managers observe such behavior, they should take immediate action to stop the behavior, and then report it to senior management. Violation of this policy will result in disciplinary action, up to and including termination of employment.

Equal Opportunity Employment

It is OxySure policy to provide equal employment opportunities for all persons, regardless of race, creed, color, religion, sex, national origin, age, mental or physical disability, domestic partnership status, sexual orientation, gender identity, gender expression, veteran status, marital status or citizenship status, and to ensure that all employment practices such as recruiting, hiring, transfers, promotions, training, compensation, benefits, layoffs, and terminations are equally applied.

Business Conduct Guideline 12:

► International business conduct guidelines

Laws and customs vary throughout the world, but all employees must uphold the integrity of the Company in other nations as diligently as they do in the United States. Seemingly routine business transactions with customers, suppliers, partners and governments around the world can violate U.S. and foreign laws. These laws are numerous and complex. Employees conducting business in other countries must make certain that all their activities are in full conformity with OxySure's business ethics and all applicable laws, particularly in dealing with foreign governments and exporting products.

Foreign Corrupt Practices Act (FCPA) Compliance

In particular, employees are expected to deal ethically in all interactions with foreign governments and companies and to comply with the U.S. Foreign Corrupt Practices Act (FCPA). The FCPA generally makes it unlawful for a company, as well as its employees, agents or intermediaries, to pay bribes or give anything of value to a foreign official for the purposes of obtaining or retaining business. Failure to comply with the FCPA can result in criminal and civil penalties to companies and to individuals.

International Trade and Export Controls

Each employee involved in international transactions must also follow the international trade and export controls laws.

The following are critical issues that employees need to be aware of in order to comply with Company policies and United States laws:

1.	Country Prohibitions – Exports to certain countries such as Cuba, Iran, Myanmar, North Korea, and Sudan are prohibited and sales to other countries are significantly limited. This country list changes periodically.
2.	Boycotts and Embargoes – There are strict prohibitions against participating in certain economic boycotts or embargoes.

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3.	Denied Parties – Sales to certain individuals are prohibited.
4.	Restricted Goods – Exporting certain goods or technology without appropriate government approvals is restricted.

Failure to comply with international trade and export laws can result in the loss of export privileges, and subject the Company and individuals to civil and criminal penalties.

Implementation

Each Company employee will be asked to complete and return an annual Business Conduct Guidelines certification as a condition of employment.

You should read the guidelines carefully before you certify. Note that you are being asked to certify both that you personally are in full compliance with the Business Conduct Guidelines and that you are not aware of any clear violations by other Company employees. Any intentional violation of the Business Conduct Guidelines will result in disciplinary action, up to and including discharge and prosecution, as determined by the circumstances. The guidelines described in this document are not to be considered as creating terms and conditions of an employment contract, either express or implied. All employment at the Company, as it has always been, is “at-will” employment. In other words, employment of all individuals is for no fixed duration, and can be terminated by the employee or the Company at any time and for any reason with or without notice. No representative of the Company has the authority to make any contrary agreement unless written approval is obtained from the Chief Executive Officer or Board of Directors.

The Company may amend these guidelines at any time.

Waivers of Guidelines

Any waiver of these guidelines for executive officers or directors may be made only by the Company's Board of Directors or a Board committee authorized by it to grant waivers and any waiver will be promptly disclosed as required by law, Securities and Exchange Commission rules or stock exchange rules.

Consequences of Violations

In the event of violations of this Code or other Company policy, employees may be subject to disciplinary action, up to and including termination.

Rev. January 2013

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